Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

HORIZANT Net Product Sales Increase 94% Over Third Quarter 2014

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 4, 2015--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2015. Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets nearly doubled to $11.0 million for the third quarter of 2015 compared to $5.6 million for the same period in 2014. Total revenues for the third quarter were $11.4 million compared to $31.1 million for the same period in 2014. Revenues for the third quarter of 2014 included $25.0 million in collaboration revenue resulting from XenoPort’s license agreement with Indivior PLC. Net loss for the third quarter was $24.1 million compared to net income of $8.3 million for the same period in 2014. At September 30, 2015, XenoPort had cash, cash equivalents and short-term investments of $152.4 million.

XenoPort Business Updates

The following key events occurred since the beginning of the third quarter of 2015:

  XenoPort announced a strategic shift to focus on and maximize the value of HORIZANT, its commercial product. As part of this shift, it is discontinuing development of XP23829 on its own and is seeking to partner both XP23829 and XP21279.
  Vincent J. Angotti, who has spearheaded XenoPort’s effort to commercialize HORIZANT, was named Chief Executive Officer and has joined its Board of Directors.
  As of July 1, 2015, XenoPort added approximately 50 new HORIZANT NeuroHealth Specialists, and now has approximately 120 Specialists providing educational efforts primarily to neurology, sleep and pain specialists.
  XenoPort reported strong HORIZANT net product sales of $11.0 million for the third quarter, which was a 34% sequential quarterly increase and a 94% increase over the same period in 2014.
  The nationwide total of HORIZANT prescribed tablets in the third quarter increased 17%, compared to the previous quarter, and increased 62% compared to the third quarter of 2014, as measured by IMS HEALTH – NPA™ (National Prescription Audit Family of Services).
  In conjunction with the strategic shift, XenoPort announced that it would restructure its workforce to focus on HORIZANT commercialization. XenoPort has recorded restructuring costs, primarily related to compensation and benefit expenses as well as severance costs related to its departed CEO, of $3.0 million in the third quarter, and expects that these actions will result in future annual cash savings of approximately $6.7 million.

Vincent J. Angotti, chief executive officer of XenoPort, stated, “We continue to see strong sales performance, which gives us confidence that our strategy for HORIZANT revenue growth is succeeding thus far. Our sales in the quarter were primarily achieved by approximately 70 NeuroHealth Specialists that have been in the field since at least October 2014. Our 50 new Specialists, who joined our team in July, are highly motivated and showing early signs of productivity. We believe that the 120 territories we now cover, when fully productive, will allow us to address approximately 25% of the total market opportunity for the currently-approved indications for HORIZANT.”

XenoPort Third Quarter and Nine-Month Financial Results

HORIZANT net product sales increased to $11.0 million for the third quarter of 2015 compared to $5.6 million for the same period in 2014, and increased to $25.8 million for the nine months ended September 30, 2015 compared to $13.5 million for the same period in 2014. Total revenues for the third quarter and nine months ended September 30, 2015 were $11.4 million and $27.1 million, respectively, compared to $31.1 million and $39.8 million for the same periods in 2014. The decrease in total revenues for the three and nine months ended September 30, 2015 compared to the same periods in 2014 was primarily due to the recognition of $25.0 million in collaboration revenue resulting from the Indivior PLC licensing agreement during the third quarter of 2014, partially offset by an increase in HORIZANT net product sales in the third quarter and nine months ended September 30, 2015.

Research and development expenses for the third quarter and nine months ended September 30, 2015 were $6.8 million and $19.4 million, respectively, compared to $6.6 million and $16.5 million for the same periods in 2014. Research and development expenses were relatively constant for the third quarter of 2015 compared to the third quarter of the 2014. The increase in research and development expenses in the nine months ended September 30, 2015 compared to the same period in 2014 was principally due to increased net costs for XP23829 primarily due to increased clinical, toxicology and manufacturing costs, offset in part by a reduction in personnel costs.

Selling, general and administrative expenses for the third quarter and nine months ended September 30, 2015 were $27.1 million and $72.8 million, respectively, compared to $15.6 million and $53.2 million for the same periods in 2014. The increase in selling, general and administrative expenses in the third quarter of 2015 and nine months ended September 30, 2015 compared to the same periods in 2014 was principally due to costs related to the continued expansion of commercialization and promotion of HORIZANT.

Net loss for the third quarter of 2015 was $24.1 million compared to net income of $8.3 million for the same period in 2014. Net loss for the nine months ended September 30, 2015 was $69.0 million compared to net loss of $31.7 million for the same period in 2014. Basic and diluted net loss per share were both $0.38 in the third quarter of 2015 versus basic and diluted net income per share of $0.13 for the same period in 2014. For the nine months ended September 30, 2015, basic and diluted net loss per share were both $1.10 versus basic and diluted net loss per share of $0.52 for the same period in 2014.

Financial Guidance

Based on actual results for the nine months ended September 30, 2015 and current trends, XenoPort expects full-year net product sales of HORIZANT to come in at the lower end of the previously-established guidance range of $39 million to $43 million.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide general business updates. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 69703455.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 69703455.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on commercializing HORIZANT in the United States. XenoPort has entered into a clinical trial agreement with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) under which the NIAAA has initiated a clinical trial evaluating gabapentin enacarbil as a potential treatment for alcohol use disorder. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. XenoPort’s other product candidates include XP23829, a novel fumaric acid ester prodrug that is a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and for patients with relapsing forms of multiple sclerosis, and XP21279, a prodrug of levodopa that is a potential treatment for patients with idiopathic Parkinson's disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to: the anticipated effects of XenoPort’s commercial strategy, including its recent sales force expansion, and the growth potential for HORIZANT; XenoPort’s expectation that full-year net product sales of HORIZANT will come in at the lower end of its previously-established guidance range; potential future opportunities for HORIZANT, including XenoPort’s belief regarding its ability to address 25% of the total market opportunity for HORIZANT’s currently-approved indications; XenoPort’s efforts to seek third-party partners for XP23829 and XP21279; XenoPort’s anticipated restructuring and severance costs and future cash savings related to XenoPort’s announced restructuring; and the therapeutic potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believe,” “expects,” “opportunity,” “potentially,” “seeking,” “would,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort's ability to maintain a sales force comprising of both XenoPort-employed sales representatives and contract sales representatives, and XenoPort’s reliance on its contract sales organization to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort's dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the risk that XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for and/or enhancing the value of HORIZANT; the risk that XenoPort’s restructuring and severance costs may be greater than currently anticipated and the cost savings related to its restructuring may be less than currently anticipated; risks related to the impact of the restructuring on XenoPort’s business and unanticipated charges not currently contemplated that may occur as a result of the restructuring; risks related to XenoPort’s dependence on current and potential future third-party partners to advance any development of, and to derive any value from, XenoPort’s product candidates, including the risk that XenoPort may be unable to enter into future partnering arrangements to advance the development of its product candidates; the risk that XenoPort’s product candidates will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of their development; the uncertainty of the FDA's review process and other regulatory requirements that must be satisfied in order to further the development of XenoPort’s product candidates, if at all; the uncertain therapeutic and commercial value of XenoPort’s product candidates; the availability of resources to support XenoPort's operations; XenoPort’s substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; as well as risks related to future opportunities and plans, including the uncertainty of anticipated future HORIZANT sales growth and other financial performance and results, including with respect to XenoPort’s potential inability to meet its net product sales guidance for 2015. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission on August 6, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS (In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$36,337	$11,958
Short-term investments	116,055	90,098
Accounts receivable	5,277	2,895
Inventories	2,161	1,458
Prepaids, restricted investments and other current assets	6,826	3,185
Total current assets	166,656	109,594
Property and equipment, net	2,037	2,422
Long-term inventories	7,788	9,098
Restricted investments and other assets	105	1,947
Total assets	$176,586	$123,061
Liabilities:
Current liabilities	$20,621	$17,788
Convertible senior notes, net	111,640	-
Other noncurrent liabilities	13,702	14,133
Total liabilities	145,963	31,921
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital and other	686,330	677,894
Accumulated deficit	(655,770)	(586,816)
Total stockholders’ equity	30,623	91,140
Total liabilities and stockholders’ equity	$176,586	$123,061

XENOPORT, INC.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$10,968	$5,648	$25,821	$13,525
Collaboration revenue	283	25,284	850	25,850
Royalty revenue	142	136	410	402
Total revenues	11,393	31,068	27,081	39,777
Operating expenses:
Cost of product sales	666	560	1,626	1,589
Research and development*	6,834	6,641	19,433	16,501
Selling, general and administrative*	27,100	15,555	72,753	53,191
Total operating expenses	34,600	22,756	93,812	71,281
Income (loss) from operations	(23,207)	8,312	(66,731)	(31,504)
Interest income	128	70	395	185
Interest expense	(985)	(123)	(2,618)	(357)
Net income (loss)	$(24,064)	$8,259	$(68,954)	$(31,676)
Basic and diluted net income (loss) per share	$(0.38)	$0.13	$(1.10)	$(0.52)
Shares used to compute basic net income (loss) per share	63,142	62,219	62,930	60,367
Shares used to compute diluted net income (loss) per share	63,142	62,447	62,930	60,367

* Includes non-cash stock-based compensation as follows:
Research and development	$295	$525	$1,424	$1,849
Selling, general and administrative	2,007	1,520	6,745	5,305
Total non-cash stock-based compensation expense	$2,302	$2,045	$8,169	$7,154

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com